EX-10.5
                FINDER'S FEE AGREEMENT FOR FINANCING


     This will confirm our agreement ("Agreement") in connection with the efforts of Allen Schwabe ("Finder") to obtain financing for 5G Wireless Communications, Inc. (the "Company") as stated below.:

1.  Appointment as Finder.

The Company hereby authorizes Finder on a non-exclusive basis to obtain investors, underwriters, joint ventures, lenders and/or guarantors (collectively "Investors") to provide Financing (as defined below) for the Company on terms acceptable to the Company and the Investors.

Finder will contact Investors to seek finance for the Company. Finder limits its activities to identifying Investors and will not negotiate the terms of any Investment unless otherwise agreed in a separate writing.

Finder will be entitled to compensation from the Company for any financing obtained from such prospective Investors. For the purposes of this Agreement, prospective Investors shall also include officers, directors, owners, subsidiaries, affiliates (companies/entities controlled by an Investor companies/entities controlling the Investor or companies/entities under the common control with Investors by another company; control shall mean owning or controlling fifty percent or more of a company's voting stock or ownership interests) and relatives/friends of an Investor. For the purposes of this agreement, friends shall be defined as persons with whom Investor had disclosed information to regarding the Company and such persons subsequently invest in the Company. For the purposes of this agreement friends and relatives of friends shall also be considered friends.

2.  Acting as Finder Only.

It is understood that Finder is acting as a finder only, and is not a licensed securities or real estate broker or dealer and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of Financing or to hold any funds or securities in connection with Financing or to perform any act which would require
Finder to become licensed as a securities or real estate broker or dealer.

3.  Stock Compensation.

If Finder successfully secured the Financing and such Financing is consummated after the date of this agreement or within twenty-four
(24) months after termination of this Agreement, the Finder shall be entitled to receive five percent (5%) of the total financing amount in cash.

Financing, as used herein, shall mean all amounts furnished to or for the use of the Company with Investors directed or introduced by, or through the efforts of, Finder after the date of this Agreement, whether by investment in equity or debt securities of the Company, loans, loan commitments, guarantees of indebtedness, leasing, sale and leaseback, joint ventures or licensing.

4.  Termination.

This Agreement may be terminated at any time by either party by written notice to the other party, but such termination shall not affect the obligation of the Company to pay the finder's fee as to Financing consummated within twenty four (24) months after such termination with any Investor directed or introduced by Finder to the Company or through the efforts of Finder prior to such termination.

5.  Accurate Information.

The Company hereby represents and warrants that all information provided Finder pertaining to the Company shall be true and correct;
and the Company shall hold Finder harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

6.  Applicable Law.

This Agreement is governed by and construed under the laws of the State of Nevada, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of such State. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney's fees from the losing party.

7.  Arbitration.

Any dispute between the parties hereto in connection with or with regards to this agreement shall be settled by final and binding arbitration. This agreement shall be governed and interpreted by the laws of the State of Nevada, U.S.A. The parties hereto expressly exclude any application of the United Nations Convention on the International Sale of Goods to this agreement or the interpretation of this agreement.

When arbitration is initiated in the United States, then the arbitration shall be in accordance with the rules and procedures then in force of the American Arbitration Association ("AAA"), administered by AAA, and the location of the arbitration shall be in San Francisco, Nevada, U.S.A.

The arbitrator(s) may in his their discretion award arbitration costs and interest upon any arbitration award rendered.

If the foregoing correctly sets forth our Agreement, please sign and return the enclosed copy of this letter.

Allen Schwabe (Finder)


/s/  Allen Schwabe                           Date: April 1, 2001
Allen Schwabe


AGREED TO AND ACCEPTED AS OF THE DATE HEREOF

5G Wireless Communications, Inc. (Company)


By: /s/  Michael Tan                         Date: April 1, 2001
Michael Tan, CEO/President